Exhibit (h)(1)

INTERCOMPANY AGREEMENT

This Agreement is entered into as of March 1, 2016 by Transamerica Asset Management, Inc. (“TAM”), a Florida corporation, and Transamerica Funds Services, Inc. (“TFS”), a Florida corporation.

WHEREAS, TAM, as the investment adviser and administrator to Transamerica Series Trust (“TST”), provides certain management, investment advisory and administrative services to each series of TST (the “TST Funds”) pursuant to a Management Agreement dated as of March 1, 2016 (the “Management Agreement”);

WHEREAS, TAM has agreed to provide or procure certain registrar services to the TST Funds under the terms of the Management Agreement;

WHEREAS, TAM wishes to retain TFS to provide such registrar services to the TST Funds in accordance with the terms of this Agreement, and TFS is willing to provide such services;

WHEREAS, TAM, as the administrator to Transamerica Partners Funds Group (“TPFG”) and Transamerica Partners Funds Group II (“TPFG”), provides certain administrative services to each series of TPFG (the “TPFG Funds”) and TPFG II (the “TPFG II Funds”) pursuant to an Administrative Services Agreement dated as of March 1, 2016 (the “Administrative Services Agreement”);

WHEREAS, TAM has agreed to provide or procure certain transfer agency services to the TPFG Funds and the TPFG II Funds under the terms of the Administrative Services Agreement;

WHEREAS, TAM wishes TFS to continue to provide certain transfer agency services to the TPFG Funds in accordance with the terms of the Transfer Agency Agreement dated as of November 1, 2007, as amended (the “TPFG Transfer Agency Agreement”), and to the TPFG II Funds in accordance with the terms of the Transfer Agency Agreement dated as of November 1, 2007, as amended (the “TPFG II Transfer Agency Agreement”), and TFS is willing to continue to provide such services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.	Registrar Services.

(i) TFS will act as registrar for each TST Fund and record the ownership of TST Fund shares and changes in or transfers of such ownership.

(ii) TAM shall provide TFS with access to all information, documents and records of and about each TST Fund that are necessary for TFS to carry out the performance of its duties under this Agreement.

(iii) In performing services hereunder, TFS shall at all times comply with applicable provisions of the Investment Company Act of 1940, as amended and any other federal or state securities laws.

(iv) TFS agrees to render in good faith such registrar services to each TST Fund. TFS shall not be liable for any error of judgment or mistake of law, or for any act or omission in the performance of those services, provided that nothing in this Agreement shall protect TFS against any liability to TAM or a TST Fund to which TFS otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

2.	Transfer Agency Services.

(i) TFS will continue to perform the transfer agency services for the TPFG Funds as set forth in the TPFG Transfer Agency Agreement pursuant to the terms and conditions stated therein.

(ii) TFS will continue to perform the transfer agency services for the TPFG II Funds as set forth in the TPFG II Transfer Agency Agreement pursuant to the terms and conditions stated therein.

3.	Allocation of Expenses. During the term of this Agreement, TFS will pay all expenses incurred by it in connection with its activities under this Agreement.

4.	Compensation of TFS. For the registrar services and transfer agency services provided and the expenses assumed by TFS, TAM will pay TFS and TFS will accept as full compensation therefore any payments as agreed to by the parties from time to time.

5.	Term and Termination. This Agreement shall continue in effect until terminated pursuant to provisions hereof. This Agreement may be terminated at any time, without penalty, by either party by giving 60 days’ written notice of such termination to the other party at its principal place of business. With respect to the registrar services provided to each TST Fund, this Agreement will terminate immediately upon termination of the Management Agreement, as such agreement applies to the TST Fund.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which together shall constitute but one and the same instrument.

8.	Agreement in Writing. Any agreement between the parties with respect to the subject matter hereof shall be invalid unless it is in writing and signed by the parties hereto or their respective successors or permitted assigns. This Agreement may be amended only be written instrument executed by the parties or their respective successors or permitted assigns.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer, Advisory Services

TRANSAMERICA FUND SERVICES, INC.

By:	/s/ Vincent J. Toner
Name:	Vincent J. Toner
Title:	Vice President, Administration and Treasurer

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